Exhibit 15

To the Shareholders and Board of Directors
of Sears, Roebuck and Co.

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sears, Roebuck and Co. for the 13-week periods ended March 31, 2001 and April 1, 2000 and the 13-week and 26-week periods ended June 30, 2001 and July 1, 2000, as indicated in our reports dated May 4, 2001 and August 2, 2001, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the 13-week periods ended March 31, 2001 and June 30, 2001, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/Deloitte & Touche LLP
Chicago, Illinois
October 26, 2001